SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2009 (February 20, 2009)

KNIGHT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with (i) the costs, integration, performance and operation of businesses recently acquired, or that may be acquired in the future, by the Company, (ii) the unprecedented current market conditions and the resulting volatility, credit tightening and counterparty risk, as well as the negative effect on performance and assets under management in our Asset Management business and the suspension of redemptions and withdrawals announced in the Form 8-K filed by the Company on October 30, 2008 and (iii) the announcement that the assets of the Asset Management business will be sold as described in the Form 8-K furnished by the Company on January 27, 2009. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007 and Quarterly Report on Form 10-Q for the three months ended September 30, 2008, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

Item 2.05	Costs Associated With Exit or Disposal Activities

In a Form 8-K furnished on January 27, 2009, Knight Capital Group, Inc. (“Knight”) announced that Deephaven Capital Management LLC (“DCM”), Deephaven Capital Management International Ltd. (“DCM International”), and Deephaven Asia Limited (together with DCM and DCM International, the “Deephaven companies”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) along with Stark & Roth, Inc., Deephaven Managing Partners, LLC, Knight, and each of Matthew Nunn, Colin Smith and Shailesh Vasundhra. Pursuant to the Purchase Agreement, and subject to the terms and conditions thereof, the Deephaven companies will sell substantially all of their assets to Stark, and Stark will assume certain limited liabilities of the Deephaven companies. As is more fully set forth in the Form 8-K referenced above, as consideration for the sale of substantially all of the Deephaven companies’ assets to Stark, DCM could receive aggregate payments of up to $44.7 million, subject to a considerable number of conditions and reductions, primarily based on the value of GMS Fund assets transferring to Stark. The completion of the transaction contemplated by the Purchase Agreement is subject to a number of customary conditions, including GMS Fund investor approval, as is more fully described in the Form 8-K furnished on January 27, 2009.

On February 23, 2009, DCM sent a letter to its GMS Fund investors in which it noted that DCM and Stark continue to evaluate certain aspects of the transaction in their collective efforts to ensure that it is structured to provide GMS Fund investors with an expanded range of options with respect to their investments and to ensure that certain developing business matters are properly assessed and accurately described to investors. DCM and Stark expect, within a reasonable period of time following resolution of these matters, to provide investors with more detailed disclosures and investor voting forms. DCM and Stark presently intend to complete all aspects of the transaction prior to April 30, 2009.

On February 20, 2009, the Deephaven companies committed to begin the process of a wind-down of their business in contemplation of the Stark transaction. On this date, the Deephaven companies began reducing their workforce by 20 employees, representing approximately 15% of their total workforce. Additional workforce reductions are expected during the first half of 2009.

In connection with Knight’s exit of the Asset Management business, Knight expects that it will incur the following estimated pre-tax charges within the Asset Management segment relating to the wind-down:

•	Employee severance, deferred benefits, and retention and other employee benefit costs between $22 and $26 million;

•	Lease and contract termination costs between $6 and $9 million;

•	Asset write-down costs between $4 and $5 million; and

•	Professional fees and other associated costs between $3 and $5 million.

Although Knight believes that these estimates are appropriate and reasonable based on available information, actual results could differ from these estimates, including whether the final outcome of the proposed transaction differs from what is currently contemplated by the Purchase

Agreement. We currently anticipate that approximately 75% of the above estimated $35 to $45 million in pre-tax charges will result in future cash expenditures, which Knight believes will all be incurred in 2009.

These cost estimates exclude the operational results of the Deephaven companies prior to the completion of the transaction contemplated by the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated February 26, 2009

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Associate General Counsel and Assistant Secretary